Exhibit 5


                    [GRAY CARY WARE & FREIDENRICH LETTERHEAD]


November 26, 2002
VaxGen, Inc.
1000 Marina Boulevard, Suite 200
Brisbane, California 94005

      Re:  VaxGen, Inc.
           Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to VaxGen, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 2,392,143 shares of common stock, which includes 1,602,328 shares previously registered but not sold on Registration Statement on Form S-3 (File No. 333-63258), issued or issuable to the selling stockholders named in the Registration Statement (the "Shares").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable except that the shares issued upon the exercise of the warrants and conversion of the Series A preferred stock described in the Registration Statement will be validly issued, fully paid and non-assessable only when issued in compliance with the terms of such warrants.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.


Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich, LLP

Gray Cary Ware & Freidenrich LLP